Exhibit 11

                            OVID TECHNOLOGIES, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                  ------------

                                                                          Three Months                 Three Months
                                                                              Ended                        Ended
                                                                          March 31, 1995               March 31, 1996
                                                                          --------------               --------------

Net income                                                                    $337,000                     $233,000
                                                                              ========                     ========

Shares used in calculation of net income per share of common stock:
      Weighted average shares of common stock
        outstanding                                                          5,435,050                    5,712,797

       Dilutive effect of stock options after the
         application of the treasury stock method                            1,746,481                    1,461,989
                                                                             ---------                    ---------
                                                                             7,181,531                    7,174,786
                                                                             =========                    =========

            Net income per share of common stock                                  $.05                         $.03
                                                                            ==========                    =========



                                10

